EXHIBIT 23.6
CONSENT OF KPMG - SOMEKH CHAIKIN

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Somekh Chaikin
KPMG Millennium Tower
17 Ha'arba'a Street, PO Box 609
Tel Aviv 61006 Israel

Telephone 972 3 684 8000
Fax 972 3 684 8444
Internet www.kpmg.co.il

We consent to the use of our report dated July 26, 2006 with respect to the balance sheet of Zion Oil & Gas Inc. as of December 31, 2005 and the related statements of operations, stockholders' equity and cash flows for the year then ended and for the period from April 6, 2000 (inception) to December 31, 2005, included herein, and to the reference to our firm under the heading "Experts" in the Registration Statement. Such report contains an explanatory paragraph that states that Zion Oil & Gas Inc. is in the development stage and has no operating revenue, limited capital resources and a loss from operations, all of which raise substantial doubt about its ability to continue as a going concern.

Somekh Chaikin

KPMG Somekh Chaikin

August 17, 2006

Somekh Chaikin, a partnership registered under the Israeli Partnership Ordinance, is the Israeli member firm of KPMG International, a Swiss cooperative.